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                                                                    EXHIBIT 99.1





(NEWS RELEASE)                                     (CORRPRO COMPANIES INC. LOGO)

COMPANY CONTACT
Robert M. Mayer                                         WORLD HEADQUARTERS
CFO                                                     1090 Enterprise drive
(330)723-5082                                           Medina, OH 44256
                                                        Phone (330) 723-0694
                                                        Fax (330)723-0694
                                                        www.corrpro.com


FOR IMMEDIATE RELEASE


                         CORRPRO ANNOUNCES AGREEMENT FOR
          RECAPITALIZATION AND REFINANCING PLAN; CONDITIONAL CONTINUED
                       LISTING ON AMERICAN STOCK EXCHANGE


MEDINA, OHIO, DECEMBER 16, 2003 - Corrpro Companies, Inc. (AMEX:CO) (the "Company") today announced that it has entered into a Securities Purchase Agreement with CorrPro Investments, LLC, an entity controlled by Wingate Partners III, L.P. ("Wingate"), providing for a $13 million cash investment in return for the issuance of $13 million of a new issue of preferred stock, together with warrants to acquire 40% of the fully-diluted common stock of the Company at a nominal exercise price. This investment is being made as part of a plan of recapitalization and refinancing of the Company. The preferred stock would vote as a single class with the common shareholders and represent 51% of the Company's voting power upon consummation of the transaction. In addition, the preferred stock would have the right to appoint a majority of the board of directors of the Company and to approve certain major corporate transactions.

The recapitalization and refinancing transaction, unanimously approved by the Company's Board of Directors, was negotiated on behalf of the Company and recommended by a Board-appointed Special Committee consisting of three non-employee directors. The Special Committee retained financial and legal advisors to assist in securing and negotiating a transaction and obtained a fairness opinion from Brown, Gibbons, Lang & Company Securities, Inc. ("Brown Gibbons") with respect to the recapitalization and refinancing transaction. Brown Gibbons had previously solicited recapitalization and refinancing proposals on behalf of the Special Committee during a period of several months.

The issuance of the preferred shares and warrants contemplated by the proposed recapitalization and refinancing plan is subject to the approval of the Company's shareholders. A special meeting of shareholders is contemplated for January 2004 for the purpose of consideration


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and voting upon proposals relative to the plan. Shareholders of record as of
December 19, 2003 will be entitled to receive notice of and vote on the proposals at the meeting. The Company will prepare and deliver to the record holders a proxy statement describing the proposals in connection with the meeting once the preliminary proxy statement of the Company has been cleared with the Securities and Exchange Commission.

As part of the refinancing plan, CapitalSource Finance LLC ("CapitalSource"), a subsidiary of CapitalSource Inc. (NYSE:CSE), has agreed to provide to the Company a $40 million senior secured credit facility, subject to the satisfaction of certain conditions, consisting of a revolving credit line, a term loan with a five-year maturity and a letter of credit sub-facility. In addition, American Capital Strategies Ltd. (Nasdaq: ACAS) ("American Capital") has agreed to provide $14 million of secured subordinated debt to the Company, subject to the satisfaction of certain conditions. American Capital will receive warrants to acquire 13% of the fully diluted common stock of the Company at a nominal exercise price and the right to appoint one director to the Board. The proceeds of the refinancing will be used to repay the debt owed by the Company to its current lenders, a lending group led by Bank One N.A., and The Prudential Insurance Company of America.

In addition, as part of the refinancing plan, shares of common stock would be reserved for future issuance as incentive compensation for eligible officers, employees and directors of the Company pursuant to future option and incentive plans. The amount to be reserved for such issuances, when combined with shares already reserved for issuance under existing option and incentive arrangements, would be 15% of the common shares on a fully diluted basis, a portion of which are anticipated to be issued at twice the fair market value on the date of the grant. Immediately following the completion of the transaction, it is anticipated that the Board of Directors of the Company would be comprised of a slate consisting of nine directors. Of the nine directors, Wingate will have the right to designate five directors and American Capital will have the right to designate one director.

Immediately following the closing of the proposed transactions, after giving effect to the options and warrants referenced above, it is estimated that current shareholders would hold between 24% and 29% of the fully diluted common stock of the Company, depending upon completion of anti-dilution adjustments to certain currently outstanding warrants which cannot be determined until the closing of the transaction. This compares to the current shareholders holding approximately 80% of the fully diluted common stock of the Company as of the date hereof. The preferred stock would earn dividends at a cumulative annual rate of 13.5% that could be paid either in cash (subject to restrictions contained in the credit agreement) or in additional shares of preferred stock, at the option of the Company.

Pending shareholder approval, the Company believes, but cannot assure, that the transactions will be completed, and the refinancing and recapitalization will become effective, in January 2004. Among the conditions to the closing of the recapitalization and refinancing transaction are: approval by the shareholders of the Company of proposals necessary to implement the transaction, adherence by the Company to certain measurements of financial performance, the closing of the definitive senior and subordinated financing arrangements with CapitalSource and American Capital and the completion of the sale by the Company of its Middle East Operations. The Company has been operating under forbearance agreements with its current lenders that are due to expire January 31, 2004. The forbearance agreements are expressly conditioned upon the

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Company achieving certain milestones with respect to the completion of the recapitalization and refinancing plan. The current lenders have consented to the Company's execution of the Securities Purchase Agreement with Wingate. The Company has substantially fulfilled the requirements of the forbearance agreements, subject only to the completion of the transaction on or prior to January 31, 2004.

In the event that the Company is unable to consummate the proposed recapitalization and refinancing transaction with Wingate in a timely manner and is unable to negotiate further forbearance agreements with its lenders to extend the maturity of the senior bank facility beyond January 31, 2004 and to defer the January 31, 2004 principal payments due under its senior notes, the Company would be in material default under its debt obligations, which could become immediately due and payable at the election of the lenders. Among the alternatives available to the Company in such an event would be to attempt to refinance its existing debt (an alternative that was pursued unsuccessfully in the process leading to the Wingate proposal) or, failing that, to file for protection from its creditors under Chapter 11 of the United States Bankruptcy Code.

"This transaction is in the best interests of the Company and its shareholders and represents a significant positive step for the future of the Company. Wingate is an outstanding firm and has brought to the table two additional excellent capital providers in CapitalSource and American Capital" stated Joseph
W. Rog, Chairman, President, and Chief Executive Officer of Corrpro. "Under our new capital structure, all of our shareholders will have the opportunity to participate in the Company's future."

The Company intends to file with the Securities and Exchange Commission and mail to its shareholders a proxy statement in connection with the proposals to be considered and voted upon at the special meeting. The Company urges its shareholders to read the proxy statement carefully once it is available, as the proxy statement will contain important information regarding the proposals to be considered and voted upon at the special meeting.

The Company and its respective directors and officers may be deemed to be participants in the solicitation of proxies with respect to the proposals to be considered and voted upon at the special meeting. Information regarding the interests of the Company's directors and executive officers is contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

The Company's shareholders and other investors may obtain a free copy of the Company's proxy statement, once it is available, and other documents filed with the SEC by visiting the SEC's website at www.sec.gov. Free copies of the Company's proxy statement, once it is available, and other documents filed with the SEC may also be obtained by sending a written request to the Company at 1090 Enterprise Drive, Medina, Ohio 44256, Attention: Investor Relations, by telephone at (330) 723-5082, or by email at InvestorRelations@corrpro.com.

CONDITIONAL CONTINUED LISTING ON AMERICAN STOCK EXCHANGE

In an unrelated development, the Company also announced that the American Stock Exchange ("Amex") has accepted the Company's proposed plan to reestablish compliance with the Amex's continued listing standards. As previously disclosed, in September 2003 the Company received notice from Amex Staff indicating that the Company was below certain of Amex's continued

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listing standards due to the Company's loss history and insufficiency of its shareholders' equity under applicable guidelines. The Company was afforded the opportunity to submit a plan of compliance to Amex and in October 2003 presented its plan to the Amex. On December 4, 2003, the Amex notified the Company that it accepted the Company's plan of compliance and granted the Company an extension of time to regain compliance with the continued listing standards. The Company will be subject to periodic review by the Amex Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange. The Company has until March 2005 to regain compliance with the Amex continued listing standards, subject to the Company's continued progress, as determined by the Amex, in implementing its proposed compliance plan. The Company's plan, as accepted by Amex, is not dependent upon the completion of the transactions announced today.

ABOUT CORRPRO COMPANIES: Corrpro, headquartered in Medina, Ohio is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

ABOUT WINGATE PARTNERS: Wingate, headquartered in Dallas, Texas, is a private investment firm focused on making equity investments in businesses going through significant transition.

ABOUT CAPITALSOURCE: CapitalSource, headquartered in Chevy Chase, Maryland, is a specialized commercial finance company with more than $3 billion in loan commitments offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized businesses.

ABOUT AMERICAN CAPITAL: American Capital, headquartered in Bethesda, Maryland, with capital resources in excess of $2 billion, provides senior debt, mezzanine debt and equity in management and employee buyouts, in private equity sponsored buyouts, and directly to private and small public companies.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements, or diminish the liquidity of its common shares: the Company's ability to receive shareholder approval of the transactions described herein and, as a result thereof, to consummate the proposed recapitalization and refinancing; the ability to fulfill the conditions to closing to and, as a result thereof, to consummate the proposed recapitalization and refinancing; the extension, amendment or refinancing of the Company's existing debt and the terms and timing thereof; the Company's ability to successfully divest certain of its non-core and international business units and the timing, terms and conditions of any such divestitures;

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the ultimate outcome of the SEC's and the Australian Securities and Investment
Commission's investigation of accounting irregularities; the impact of any litigation or regulatory process related to the financial statement restatement process, including the filed and dismissed class action litigation (the dismissal of which has been appealed); qualification requirements and termination provisions relating to government jobs; the impact of inclement weather on the Company's operations; the impact of energy prices on the Company's and its customers' businesses; adverse developments in pending litigation or regulatory matters; the Company's ability to satisfy the listing and trading requirements of the AMEX (which, if not satisfied, could result in the suspension of trading or delisting of the Company's shares from the exchange and could diminish the liquidity of its common shares) or any other national exchange on which its shares are or will be listed or otherwise to provide a trading venue for its shares; and the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company's business and performance are set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.